Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2025 FOURTH QUARTER AND FULL YEAR AND PROVIDES PRODUCT SALES VOLUME OUTLOOK FOR 2026

OKLAHOMA CITY, Oklahoma—February 25, 2026—LSB Industries, Inc. (NYSE: LXU) (“LSB,” “we,” “us,” “our,” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Results and Recent Highlights

•
Net sales of $165.0 million compared to $134.9 million in the fourth quarter of 2024
•
Net income of $16.1 million compared to a net loss of $9.1 million in the fourth quarter of 2024
•
Diluted EPS of $0.22 compared to $(0.13) for the fourth quarter of 2024
•
Adjusted EBITDA(1) of $54.1 million compared to $37.6 million in the fourth quarter of 2024
•
Repurchased $7.5 million in principal amount of Senior Secured Notes for approximately $7.4 million in the fourth quarter of 2025; repurchased approximately 0.3 million shares of common stock for approximately $2.8 million in the fourth quarter of 2025

Full Year 2025 Results and Highlights

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Net sales of $615.2 million compared to $522.4 million in the full year 2024
•
Net income of $24.6 million compared to net loss of $19.4 million in the full year 2024
•
Diluted EPS of $0.34 compared to $(0.27) for the full year 2024
•
Adjusted EBITDA(1) of $161.5 million compared to $129.5 million in the full year 2024
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Total cash, cash equivalents and short-term investments of approximately $148.5 million and total debt of $441.0 million as of December 31, 2025
•
Repurchased $39.9 million in principal amount of Senior Secured Notes for approximately $39.5 million in 2025; repurchased approximately 0.3 million shares of common stock for approximately $2.8 million in 2025
•
Total Recordable Injury Rate of 0.40 (“TRIR”) for the full year 2025(2)

“I am proud of the progress that the team made across our business in 2025. We continued to improve our overall safety performance by achieving a 12-month rolling total reportable incident rate (TRIR) of 0.40 incidents per 200,000 work hours as of December 31, 2025, a record low. We also saw three of our four sites operate injury free for the full year. We delivered significant year-over-year growth in net sales, adjusted EBITDA and EPS in both the fourth quarter and full-year 2025,” stated Mark Behrman, LSB Industries' Chairman & Chief Executive Officer. “Our focused efforts to improve our production performance, combined with disciplined commercial execution, supported our strong financial results and reinforced our ability to convert market conditions into enhanced profitability. The operational progress we achieved during the year enabled us to fully capitalize on favorable pricing momentum across our key products.”

“As we look at the year ahead, we expect to build on the strong operational execution that delivered record nitric acid and ammonium nitrate solution production in 2025. These records reflect the progress we’ve made in plant reliability, throughput, and operational efficiency, which are being driven by operational discipline, process enhancements, and consistent execution, as well as the investment of capital. We are excited about the year ahead and our expectations for generating increased value for shareholders. I am confident in our team’s ability to deliver on our goals for the year.”

(1) Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the discussion below under the heading “Non-GAAP Reconciliations” and the reconciliations at the end of this release for additional information concerning these and other non-GAAP financial measures

(2) Combined TRIR includes both employees and contractors

Market Outlook

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Industrial business remains consistent:
o
Demand for Ammonium Nitrate (AN) for explosives in mining is strong across all commodities, particularly with copper and gold miners as they maximize production to take advantage of record prices
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AN demand for explosives for quarrying/aggregate production for infrastructure upgrade and expansion remains steady
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Demand for coal production increased slightly as the U.S. sought to generate more power from coal, supporting demand for AN
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Robust demand for domestic nitric acid, supported by tariffs and preliminary anti-dumping duties on imports of methylene diphenyl diisocyanate (MDI)

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Agricultural markets are healthy and pricing remains strong:
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Ammonia prices currently reflect:
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reduced ammonia supply from the Middle East and Trinidad
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higher costs of production in Europe and
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delays in new production capacity, which are constraining global supply availability
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Urea Ammonium Nitrate (UAN) prices recently improved, reflecting:
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continued low levels of domestic inventory
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constrained supply and a strengthening in Urea prices

•
Corn market dynamics support fertilizer demand:
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Although 2025’s record crop exceeded the previous 2023 high, demand is keeping stocks-to-use only modestly above historical levels
o
The USDA recently projected 94 million planted acres for corn for the 2027 season and we anticipate nitrogen demand to track closely with recent years

Low Carbon Ammonia Projects Summary

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El Dorado Carbon Capture and Sequestration (CCS) Project with Lapis Carbon Solutions
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Expect to capture and sequester between 400,000 and 500,000 metric tons of CO2 per year, which would reduce our Scope 1 emissions by approximately 25%, yielding between 305,000 and 380,000 metric tons per year of low carbon ammonia
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Completed stratigraphic well in June to provide data to support EPA in review of Class VI application
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Lapis Carbon Solutions resubmitted the pre-construction Class VI permit application to the EPA in December 2025. Once the project receives EPA approval, which is expected in Q4 2026, we intend to use the completed stratigraphic well for CO2 injections
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Expect to begin operations by the end of 2026

Fourth Quarter Results Overview

	For the Three Months Ended December 31,
	2025	2024	% Change
Product Sales ($ in Thousands)	(In Thousands)
AN & Nitric Acid	$64,683	$57,620	12%
Urea ammonium nitrate (UAN)	43,505	30,132	44%
Ammonia	49,447	40,194	23%
Other	7,414	6,960	7%
Total net sales	$165,049	$134,906

Comparison of Fourth Quarter of 2025 to 2024:

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Higher selling prices combined with increased volumes resulted in higher net sales for the period. Sales volumes were higher as a result of higher operating rates combined with no planned turnaround activity in 2025 as compared to the fourth quarter of 2024.

The following tables provide key sales metrics for our products:

	For the Three Months Ended December 31,
Key Product Volumes (short tons sold)	2025	2024	% Change
AN & Nitric Acid	169,702	150,054	13%
Urea ammonium nitrate (UAN)	114,949	114,875	0%
Ammonia	89,771	85,678	5%
	374,422	350,607	7%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$334	$308	8%
Urea ammonium nitrate (UAN)	$336	$221	52%
Ammonia	$522	$449	16%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons. Please see the discussion below under the heading “Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation” and the reconciliations at the end of this release for additional information concerning this financial measure.

	For the Three Months Ended December 31,
Average Benchmark Prices (price per ton)	2025	2024	% Change
Tampa Ammonia Benchmark	$627	$564	11%
NOLA UAN	$320	$230	39%

	Three Months Ended December 31,
	2025	2024	% Change
Input Costs
Average natural gas cost/MMBtu in cost of materials and other	$3.35	$2.45	37%
Average natural gas cost/MMBtu used in production	$3.57	$2.79	28%

Volume Outlook(1)

Estimated ammonia production and product sales volumes for the full year 2026 are as follows:

Products	2026E	2025A
Ammonia Production (tons):	780,000 - 810,000	826,000
Ammonia Turnaround Impact(2)	~60,000
Sales Volume (tons):
AN & Nitric Acid	630,000 - 660,000	641,000
Urea Ammonium Nitrate (UAN)	530,000 - 560,000	550,000
UAN Turnaround Impact(2)	~50,000
Ammonia	260,000 - 290,000	316,000

(1) 2026 ammonia production and product sales volumes forecast reflects turnaround activity at El Dorado, Pryor and Cherokee facilities, versus no planned turnarounds in 2025.

(2) 2026 reflects planned turnaround activity that will lower ammonia and UAN production by ~60k tons and ~50k tons, respectively.

Conference Call

LSB’s management will host a conference call on Thursday, February 26, 2026 at 10:00 am ET / 9:00 am CT to discuss fourth quarter and full year 2025 results and recent corporate developments. Participating in the call will be Chairman & Chief Executive Officer, Mark Behrman, Executive Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President & Chief Commercial Officer, Damien Renwick. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.

A webcast of the call, along with a slide presentation that coincides with management’s prepared remarks, will be available in the Investors section of LSB’s website, at www.lsbindustries.com. The webcast can be found under Events & Presentations. If you are unable to listen to the live call, the conference call webcast will be archived on LSB’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural and industrial end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include, but are not limited to, statements regarding: our business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting our business, industry and financial results; our ability to successfully leverage our existing business platform and portfolio of assets to produce low carbon products; the impact of trade policy on our business; the availability of raw materials; production volumes at our production facilities; and the anticipated cost and timing of our capital projects, including turnarounds. Forward-looking statements can generally be identified by words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “may,” “plan,” “potential,” “should,” “would,” and similar words or phrases, as well as by discussions of strategy, plans or intentions. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties relate to, but are not limited to, business and market disruptions; market conditions and price volatility for our products and feedstocks; global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; increased competitive pressures; our ability to fund the working capital and expansion of our businesses; recruiting and retaining skilled and qualified personnel; our ability to obtain necessary raw materials and purchased components; material increases in cost of raw materials; obtaining and maintaining necessary permits; and other financial, economic, competitive, environmental, political, legal and regulatory factors, including tariffs. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Investors@lsbindustries.com David Kimmel, Director of Communications (405) 815-4645 dkimmel@lsbindustries.com

LSB Industries, Inc.

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In Thousands, Except Per Share Amounts)
Net sales	$165,049	$134,906	$615,208	$522,400
Cost of sales	123,847	128,857	510,906	474,603
Gross profit	41,202	6,049	104,302	47,797
Selling, general and administrative expense	11,177	9,884	41,507	41,767
Other expense (income), net	3,341	2,910	5,521	11,535
Operating income (loss)	26,684	(6,745)	57,274	(5,505)
Interest expense, net	7,344	8,223	30,657	34,452
(Gain) loss on extinguishments of debt	(7)	—	52	(3,013)
Non-operating income, net	(1,384)	(1,764)	(5,984)	(10,907)
Income (loss) before provision (benefit) for income taxes	20,731	(13,204)	32,549	(26,037)
Provision (benefit) for income taxes	4,599	(4,055)	7,936	(6,684)
Net income (loss)	$16,132	$(9,149)	$24,613	$(19,353)
Income (loss) per common share
Basic:
Net income (loss)	$0.22	$(0.13)	$0.34	$(0.27)
Diluted:
Net income (loss)	$0.22	$(0.13)	$0.34	$(0.27)

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2025	2024
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$19,511	$20,230
Short-term investments	128,960	163,971
Accounts receivable	57,609	39,083
Allowance for doubtful accounts	(401)	(323)
Accounts receivable, net	57,208	38,760
Inventories:
Finished goods	16,705	22,382
Raw materials	1,605	2,519
Total inventories	18,310	24,901
Supplies, prepaid items and other:
Prepaid insurance	12,588	14,345
Precious metals	14,538	11,596
Supplies	33,399	31,995
Other	5,380	3,916
Total supplies, prepaid items and other	65,905	61,852
Assets held for sale	3,400	—
Total current assets	293,294	309,714

Property, plant and equipment, net	833,525	847,570

Other assets:
Operating lease assets	45,571	28,727
Intangible and other assets, net	1,149	1,177
Total other assets	46,720	29,904
Total assets	$1,173,539	$1,187,188

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2025	2024
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$64,514	$82,180
Short-term financing	10,686	12,146
Accrued and other liabilities	29,551	32,192
Current portion of long-term debt	760	9,116
Total current liabilities	105,511	135,634

Long-term debt, net	440,295	476,163

Noncurrent operating lease liabilities	37,668	21,387

Other noncurrent accrued liabilities	535	456

Deferred income taxes	69,557	61,908

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value per share; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	506,821	504,578
Retained earnings	232,275	207,662
Total stockholders’ equity	748,213	721,357
Less treasury stock, at cost:
Common stock, 19.5 million shares (19.5 million shares at December 31, 2024)	228,240	229,717
Total stockholders' equity	519,973	491,640
Total liabilities and stockholders’ equity	$1,173,539	$1,187,188

Non-GAAP Reconciliations

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call.

EBITDA and Adjusted EBITDA Reconciliation

Management uses EBITDA and adjusted EBITDA as supplemental measures to review and assess the performance of our core business operations and for planning purposes. EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$16,132	$(9,149)	$24,613	$(19,353)
Plus:
Interest expense and interest income, net	5,924	6,106	24,539	23,087
Gain on extinguishment of debt	(7)	—	52	(3,013)
Depreciation and amortization	21,672	21,853	81,930	74,478
Provision (benefit) for income taxes	4,599	(4,055)	7,936	(6,684)
EBITDA	$48,320	$14,755	$139,070	$68,515

Stock-based compensation	1,831	1,565	7,371	6,607
Restructuring costs	—	—	1,063	—
Legal Fees & Settlements - Specific Matters	32	545	981	3,536
Loss on write down of assets	3,401	3,122	6,433	11,703
Turnaround costs	436	17,143	6,158	37,781
Growth Initiatives	64	436	470	1,378
Adjusted EBITDA	$54,084	$37,566	$161,546	$129,520

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(In Thousands)		(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$157,635	$127,946	$579,206	$488,575

Less freight and other	15,458	17,839	66,768	63,047

Ammonia, AN, Nitric Acid, UAN netback sales	$142,177	$110,107	$512,438	$425,528